PRESS RELEASE

Contacts:

Home Diagnostics Ronald L. Rubin Chief Financial Officer (954) 332-2128 Sabrina Rios Corporate Communications Manager (954) 332-2141 srios@hdidiabetes.com	The Ruth Group Nick Laudico (investors) (646) 536-7030 nlaudico@theruthgroup.com Jason Rando (media) (646) 536-7025 jrando@theruthgroup.com

Home Diagnostics Reports Second Quarter 2008 Financial Results

Second Quarter 2008 Highlights

•	Total revenue of $33.4 million, an increase of 18.9% over prior year

•	Gross profit margin increased to 59.6% from 57.4% in the second quarter of 2007

•	Net income increased 45.9% year-over-year to $2.7 million, or $0.14 per share

FORT LAUDERDALE, Fla. – August 7, 2008 – Home Diagnostics, Inc. (Nasdaq: HDIX), a leading manufacturer and marketer of diabetes testing supplies, today announced financial results for the second quarter ended June 30, 2008.

Total revenue for the second quarter was $33.4 million, an increase of 18.9% from $28.1 million in the second quarter of 2007. Distribution channel sales increased 32.6%, driven by strong orders ahead of the trade show season and a shift in order timing compared to the second quarter of 2007. Second quarter of 2007 reflected lower distribution channel sales as a result of the acceleration of orders into the first quarter of 2007 ahead of a price increase. In the retail channel, a return reserve provision of $0.7 million led to an overall decrease in retail channel sales of 2.2%. The return reserve provision was made in anticipation of the launch of the TRUEtest™ product platform, following FDA clearance. The return reserve provision had a negative impact of 11.5% on our retail channel sales growth, reducing the year over year results in the channel from an increase of 9.3% to a decrease of 2.2%. Mail service channel sales increased 22.3% based on recent success with new and existing customers. International sales increased 2.3%, with continued expansion in Latin America and strong traction in Australia.

Gross profit for the second quarter of 2008 was $19.9 million, compared to $16.1 million in the second quarter of 2007. As a percentage of sales, gross margin increased 220 basis points to 59.6% compared to 57.4% in the prior year period. The increased gross profit margin was attributable primarily to an increase in the Company’s strip-to-meter ratio, which was driven by higher test strip sales in the distribution channel.

Selling, general and administrative expenses were $13.7 million for the second quarter of 2008, compared with $11.6 million in the second quarter of 2007. The majority of the increase is due to higher expenses for sales and marketing initiatives including costs associated with the TRUEtest™ product platform, which the Company expects to launch later this year following FDA clearance.

Research and development expenses were $2.4 million for the second quarter of 2008, compared with $2.3 million in the second quarter of 2007. The Company’s research and development focus continues to be on investments in new product development and preparing the new manufacturing equipment for commercialization of the TRUEtest™ product platform.

Operating income for the second quarter of 2008 was $3.8 million, compared to operating income of $2.3 million for the second quarter of 2007. Operating margin for the second quarter of 2008 increased to 11.2%, from operating margin of 8.2% in the second quarter of 2007.

For the three-month period ended June 30, 2008, the Company reported net income of $2.7 million and diluted earnings per share of $0.14 based on weighted average shares outstanding of 18.9 million. Net income for the three-month period ended June 30, 2007 was $1.8 million or $0.09 per diluted share based on 19.8 million weighted average shares outstanding.

J. Richard Damron, Jr., President and Chief Executive Officer of Home Diagnostics said, “We are pleased with our second quarter financial performance. We continued to successfully execute on our growth strategy in each of our business channels in the quarter. Sales in the distribution channel improved following strong trade show pre-booking orders with several of our distribution partners. In mail service, our strategic focus on leveraging our value proposition with select customers contributed to incremental business with several existing accounts and the addition of new customers. We continue to strengthen our relationships with managed care providers and are gaining traction in our efforts to increase pull through of our products. We also are on track to launch the TRUEtest product platform in our retail channel in the second half of the year, further enhancing our product offering.”

Guidance
For the full year 2008, the Company is reaffirming its previously stated annual guidance of revenue to be in the range of $124 million to $127 million and earnings per diluted share to be in the range of $0.50 to $0.52. Earnings per share guidance excludes the first quarter 2008 tax benefit of $0.6 million, or $0.03 per share, related to a reduction in the Company’s tax provision following an IRS settlement. The Company continues to expect the majority of its 2008 revenue and earnings to be weighted towards the second half of the year due to typical business cycles as well as this year’s new product launches.

Conference Call
Management will hold a conference call on Thursday, August 7, 2008 at 8:30 a.m. ET to discuss the results. The dial-in numbers are 1-877-407-0789 for domestic callers and 1-201-689-8562 for international. A live Web cast of the conference call will be available online from the investor relations page of the Company’s corporate Web site at www.homediagnostics.com.

After the live Web cast, the call will remain available on Home Diagnostics’ Web site, www.homediagnostics.com, through September 7, 2008. In addition, a telephonic replay of the call will be available until August 14, 2008. The replay dial-in numbers are 1-877-660-6853 for domestic callers and 1-201-612-7415 for international callers. Please use account number 3055 and conference ID number 291505.

About Home Diagnostics, Inc.
Based in Fort Lauderdale, Florida, Home Diagnostics, Inc. (NASDAQ: HDIX) is a leading developer, manufacturer and marketer of diabetes management solutions. Home Diagnostics, Inc. offers a portfolio of high-quality blood glucose monitoring systems that spans the spectrum of features and benefits to help every person with diabetes better monitor and manage their disease. The Home Diagnostics, Inc. product line includes TRUEtrack™, Sidekick®, TRUEread™ and Prestige Smart System® blood glucose monitoring systems. For more information please visit www.homediagnostics.com.

Forward-Looking Statements
The above statements include forward-looking statements and are subject to risks and uncertainties. Forward-looking statements give the Company’s current expectations and projections relating to its financial condition, results of operations, plans, objectives, future performance and business. The statements can be identified by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

All statements other than statements of historical facts included in this release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements.

These forward-looking statements are largely based on our expectations and beliefs concerning future events, which reflect estimates and assumptions made by the Company’s management. These estimates and assumptions reflect the Company’s best judgment based on currently known market conditions and other factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond its control.

Although the Company believes its estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond the Company’s control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this release are not guarantees of future performance, and the Company cannot assure any reader that those statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to the factors listed in the “Risk factors” and “Management’s discussion and analysis of financial condition and results of operations” sections contained in its filings with the Securities and Exchange Commission. All forward-looking statements speak only as of the date of this release. The Company does not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise, except as required by law. These cautionary statements qualify all forward-looking statements attributable to the Company or persons acting on its behalf.

TRUEtrack, Sidekick, TRUEread, and Prestige Smart System are trademarks of Home Diagnostics, Inc. All other trademarks are property of their respective owners.

HOME DIAGNOSTICS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2007	% to Sales	2008	% to Sales	2007	% to Sales	2008	% to Sales
Net sales	$28,050,322	100.0%	$33,355,841	100.0%	$56,150,372	100.0%	$58,476,121	100.0%
Cost of sales	11,951,257	42.6%	13,469,076	40.4%	23,155,594	41.2%	24,001,009	41.0%

Gross profit	16,099,065	57.4%	19,886,765	59.6%	32,994,778	58.8%	34,475,112	59.0%

Operating expenses:
Selling, general and administrative (including stock-based compensation expense of $439,021 and $510,325 and $739,965 and $743,326 for the three and six months ended June 30, 2007 and 2008, respectively)	11,566,718	41.2%	13,698,713	41.1%	23,107,791	41.2%	25,569,431	43.7%
Research & Development	2,257,017	8.1%	2,426,666	7.3%	4,269,187	7.6%	4,783,514	8.2%

Total operating expenses	13,823,735	49.3%	16,125,379	48.4%	27,376,978	48.8%	30,352,945	51.9%

Income from operations	2,275,330	8.1%	3,761,386	11.2%	5,617,800	10.0%	4,122,167	7.1%

Other income (expense):
Interest expense, net	425,275	1.5%	213,719	0.6%	770,281	1.4%	541,587	0.9%
Other, net	(69,091)	-0.2%	105,992	0.3%	51,607	0.1%	(420,589)	-0.7%

Total other income/(expense)	356,184	1.3%	319,711	0.9%	821,888	1.5%	120,998	0.2%

Income before provision for income taxes	2,631,514	9.4%	4,081,097	12.1%	6,439,688	11.5%	4,243,165	7.3%
Provision (benefit) for income taxes	792,237	2.8%	1,396,838	4.2%	2,125,098	3.8%	837,540	1.4%

Net income	$1,839,277	6.6%	$2,684,259	7.9%	$4,314,590	7.7%	$3,405,625	5.9%

Earnings per common share:
Basic	$0.10		$0.15		$0.24		$0.19

Diluted	$0.09		$0.14		$0.22		$0.18

Weighted average shares used in computing earnings per common share:
Basic	18,012,483		17,841,219		17,871,000		17,869,996

Diluted	19,815,186		18,917,812		19,773,857		18,957,332

Home Diagnostics, Inc.
Supplemental Information
(Unaudited)

	December 31,	June 30,
	2007	2008
Selected Balance Sheet Data:
Cash and cash equivalents	$32,695,803	$34,429,224
Working capital	46,161,346	47,739,149
Total assets	130,251,037	139,570,951
Total debt	—	—
Total stockholders’ equity	106,099,423	109,339,761

	Three Months Ended June 30,		Six Months Ended June 30,

	2007	2008	2007	2008

Cash Flow Data:
Cash Provided by Operating Activities	$3,826,015	$5,261,975	$9,148,774	$6,215,547
Cash Used in Investing Activities	(2,959,754)	(1,595,846)	(5,008,544)	(3,322,207)
Cash (Used in) Provided by Financing Activities	1,955,594	(1,416,927)	1,953,041	(1,442,266)

Revenue By Channel:	Three Months Ended June 30,
	2007		2008		Increase (Decrease)
Distribution	$13,491,627	48.1%	$17,884,002	53.6%	$4,392,375	32.6%
Retail	6,216,084	22.2%	6,077,281	18.2%	(138,803)	-2.2%
Mail Service	4,296,483	15.3%	5,254,149	15.8%	957,666	22.3%
International	4,046,128	14.4%	4,140,409	12.4%	94,281	2.3%

	$28,050,322	100.0%	$33,355,841	100.0%	$5,305,519	18.9%

Revenue By Channel:	Six Months Ended June 30,
	2007		2008		Increase (Decrease)
Distribution	$27,718,746	49.4%	$29,207,299	49.9%	$1,488,553	5.4%
Retail	12,750,950	22.7%	12,555,199	21.5%	(195,751)	-1.5%
Mail Service	8,700,440	15.5%	9,590,904	16.4%	890,464	10.2%
International	6,980,236	12.4%	7,122,719	12.2%	142,483	2.0%
	$56,150,372	100.0%	$58,476,121	100.0%	$2,325,749	4.1%